PRESS RELEASE

For more information contact:                                                                            For Immediate Release
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

Bar Harbor Bankshares Announces 2006 Earnings Per Share Growth of 8.4%

Bar Harbor, Maine (February 8, 2007) – Bar Harbor Bankshares (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today reported net income of $6.9 million for the year ended December 31, 2006 or fully diluted earnings per share of $2.20, compared with $6.4 million or fully diluted earnings per share of $2.03 for the year ended December 31, 2005, representing increases of 7.1% and 8.4%, respectively.

Net income for the fourth quarter of 2006 amounted to $1.7 million or fully diluted earnings per share of $0.55, representing increases of $17 thousand and $0.01, or 1.0% and 1.9%, compared with the same quarter in 2005, respectively.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "Despite the challenges presented by a flat-to-inverted yield curve, and strong competition for loans and deposits, 2006 marked another successful year for Bar Harbor Bankshares. While our year-over-year net interest income was essentially unchanged, we were successful in posting meaningful increases in non-interest income and meaningful declines in non-interest expense, the ultimate results of which generated higher returns for our shareholders. Mr. Murphy added, "We are also pleased with the Bank’s relatively strong retail deposit growth, the sustained growth of the commercial loan portfolio and continued strong credit quality."

Financial Condition

Assets: Total assets ended the year at $825 million, representing an increase of $77 million, or 10.3%, compared with December 31, 2005.

Loans: Total loans ended the year at $555 million, representing an increase of $40 million or 7.8% compared with year-end 2005. Business lending activity continued at a strong pace during 2006, contributing $26 million or nearly two-thirds of the year-over-year loan growth.

Credit Quality: The Bank’s non-performing loans remained at low levels during 2006. At year-end, total non-performing loans amounted to $628 thousand or 0.11% of total loans, compared with $868 thousand or 0.17% at December 31, 2005. The Bank’s loan loss experience continued at low levels during 2006, with net charge-offs amounting to $253 thousand, or net charge-offs to average loans outstanding of 0.05%, compared with $182 thousand, or net charge-offs to average loans outstanding of 0.04% in 2005. The provision for loan losses totaled $131 thousand in 2006, compared with no provision in 2005, principally reflecting loan growth and softening economic conditions. In the fourth quarter of 2006 the Bank recorded a provision of $7 thousand, compared with a negative provision of $50 thousand for the same quarter in 2005.

Securities: Total securities ended the year at $213 million, representing an increase of $30 million or 16.3% compared with December 31, 2005. During 2006, market yields showed meaningful improvement, with the 5-year U.S. Treasury note climbing to a five-year high and the benchmark 10-year U.S. Treasury note reaching a four-year high, presenting opportunities for increasing the Bank’s earning assets and generating higher levels of net interest income.

Deposits: Total deposits ended the year at $496 million, representing an increase of $51 million or 11.3% compared with December 31, 2005. Deposit growth was supplemented with $22 million in certificates of deposit obtained in the national market, as the Bank’s earning asset growth continued to outpace retail deposit growth. Total retail deposits ended the year at $414 million, representing an increase of $29 million, or 7.4%, compared with December 31, 2005. Money market accounts led the overall growth in retail deposits, which was principally attributed to the introduction of a new variable rate money market account in early 2006.

Borrowings: Total borrowings ended the year at $261 million, representing an increase of $21 million or 8.8% compared with December 31, 2005. The additional borrowings were utilized to help support 2006 earning asset growth.

Capital: Bar Harbor Bankshares continued to exceed regulatory requirements for well-capitalized financial institutions, ending the year with Tier I Leverage, Tier 1 Risk Based, and Total Risk Based Capital ratios of 7.35%, 10.83% and 11.67%, respectively. Total shareholders’ equity ended the year at $61 million, representing an increase of $5 million, or 9.0%, compared with December 31, 2005.

Results of Operations

Net Interest Income: Net interest income, on a tax equivalent basis, amounted to $22.4 million for the year ended December 31, 2006, representing a decline of $140 thousand, or 0.6% compared with 2005. The decline in net interest income was principally attributed to a 47 basis point decline in the net interest margin, which in 2006 amounted to 2.96%. As is widely the situation throughout the banking industry, the decline in the net interest margin was largely attributed to the seventeen consecutive increases in short-term interest rates by the Federal Reserve Bank from June 2004 to June 2006 and a flat-to-inverted yield curve throughout 2006, the impact of which has caused the Bank’s funding costs to increase at a faster pace than the yield on its earning asset portfolios.

The Bank’s net interest margin continued under pressure during the fourth quarter of 2006, amounting to 2.86% compared with 3.36% for the same quarter in 2005. Tax-equivalent net interest income amounted to $5.6 million, representing a decline of $340 thousand, or 5.8%, compared with the fourth quarter of 2005.

Non-interest Income: Non-interest income for the year ended December 31, 2006 amounted to $6.9 million, representing an increase of $461 thousand or 7.2% compared with 2005. The increase in non-interest income was led by a $175 thousand or 30.2% increase in realized gains on the sale of securities. Service charges on deposit accounts also contributed heavily to these results, posting an increase of $169 thousand, or 12.2%, compared with 2005.

Fourth quarter 2006 non-interest income amounted to $1.5 million, representing an increase of $156 thousand or 11.2% compared with the fourth quarter of 2005. The increase in non-interest income was principally attributed to an $88 thousand increase in realized gains on the sale of securities and, to a lesser extent, a $35 thousand or 7.0% increase in fees generated from trust and other financial services.

Non-interest Expense: Non-interest expense for the year ended December 31, 2006 amounted to $18.7 million, representing a decline of $591 thousand or 3.1% compared with 2005. The decline in 2006 non-interest expense was principally attributed to a $503 thousand or 5.1% decline in salaries and employee benefits, which was achieved though a variety of factors including: lower levels of employee health insurance costs in 2006 due to favorable claims experience; changes to employee insurance programs; changes in overall staffing levels and mix; lower levels of incentive compensation, and certain employee severance costs recorded in 2005.

Non-interest expense also reflects the January 1, 2006 adoption of Statement of Financial Accounting Standards 123(Revised), Share-Based Payments, which mandated the expensing of the Company’s stock options. In 2006, the Company recognized $147 thousand of share-based compensation in salaries and employee benefits expense.

Fourth quarter 2006 non-interest expense amounted to $4.5 million, representing a decline of $308 thousand, or 6.4% compared with the same quarter in 2005. The decrease was attributed declines in a variety of expense categories including marketing, charitable contributions, audit and exam fees, equipment maintenance, and ATM and Visa check card processing expenses.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving Downeast and Midcoast Maine. For further information visit http://www.bhbt.com.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		Average
Balance Sheet Data	12/31/2006	12/31/2005	2006	2005

Total assets	$ 824,957	$ 747,945	$ 788,557	$ 689,644
Total investment securities	213,252	183,300	203,439	164,027
Total loans	555,099	514,866	538,212	479,974
Allowance for loan losses	4,525	4,647	4,573	4,767
Total deposits	496,320	445,731	482,932	417,437
Borrowings	260,712	239,696	241,870	209,761
Shareholders' equity	61,150	56,104	57,579	56,132

	Three Months Ended		Year-ended
Results Of Operations	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Interest and dividend income	$ 12,047	$ 10,223	$ 46,145	$ 37,195
Interest expense	6,654	4,512	24,449	15,336
Net interest income	5,393	5,711	21,696	21,859
Provision (credit) for loan losses	7	(50)	131	---
Net interest income after
Provision (credit) for loan losses	5,386	5,761	21,565	21,859

Non-interest income	1,548	1,392	6,876	6,415
Non-interest expense	4,485	4,793	18,677	19,268

Income before income taxes	2,449	2,360	9,764	9,006
Income taxes	743	671	2,885	2,582

Net income	$ 1,706	$ 1,689	$ 6,879	$ 6,424

Earnings per share:
Basic	$ 0.56	$ 0.55	$ 2.26	$ 2.09
Diluted	$ 0.55	$ 0.54	$ 2.20	$ 2.03

Dividends per share	$ 0.230	$ 0.210	$ 0.905	$ 0.840

Return on Average Equity	11.26%	11.96%	11.95%	11.44%
Return on Average Assets	0.84%	0.92%	0.87%	0.93%

As of December 31:	2006	2005
Tier 1 Leverage Capital Ratio	7.35%	7.55%
Book value per share	$ 20.07	$ 18.33
Tangible book value per share	$ 18.96	$ 17.22
Shares outstanding	3,047,445	3,059,959

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